AMENDMENT TO EMPLOYMENT AGREEMENT DATED
NOVEMBER 11, 2005 BETWEEN AMERICAN MEDICAL ALERT CORP. AND JACK RHIAN

The parties hereto hereby enter into this Amendment to the original Employment Agreement dated November 11, 2005 whereby:

1. Section 4 (b) (i) is deleted from the Agreement and replaced with the following:

(i) Up to 80,000 shares over the Employment Period based on the Company's earnings before deduction of interest and taxes ("EBIT"), as set forth in the Company's audited financial statements for the applicable fiscal year, meeting or exceeding the following targets:

For 2006 – 2010

EBIT growth over prior fiscal year	# of Shares

15.0 – 17.49%	8,000 shares
17.5 – 19.99%	9,000 shares
20.0 – 22.49%	10,500 shares
22.5 – 24.99%	13,000 shares
25.0% - or more	16,000 shares

In the event that the minimum EBIT growth percentage is not met for a particular fiscal year, Employee will have the opportunity, at his option, to earn back the minimum performance bonus grant for such fiscal year as follows: by deducting the EBIT dollar amount from the subsequent fiscal year sufficient so when added to the prior fiscal year EBIT dollar amount increase, the EBIT growth percentage for such prior fiscal year shall equal 15%. Such deducted amount shall reduce the subsequent fiscal year EBIT dollar amount for purposes of determining the growth rate in such subsequent fiscal year. (Note: If in any year there is a one-time non-operating adjustment and the EBIT threshold is not met, in the following year the Employee will be required to apply the portion of the increased EBIT growth in the following year to the previous year to earn the minimum EBIT performance bonus, if any or to disregard the one time adjustment for the purposes of comparison to the subsequent year).  A similar adjustment will be made to disregard one-time upward non-operating adjustments.  There can be no “borrowing” for a subsequent year if it would reduce the subsequent year’s restated growth such that there would be no award for that subsequent year.

For clarity purposes examples are shown below:

Example:

Assumptions:
Year	EBIT	% Inc.
2005	$2,700,000	-
2006	$3,000,000	11.11%
2007	$3,200,000	6.67%
2008	$4,400,000	37.50%

Under the following example, Employee would be deemed (i) not to have met the fiscal year 2006 EBIT growth percentage, (ii) to have met the minimum (15%) 2007 EBIT growth percentage (by virtue of deducting $250,000 from the fiscal year 2008 EBIT growth amount and adding that amount back to the 2007 fiscal year EBIT growth amount to arrive at the minimum 15% growth percentage), and (iii) to have met the 20.0 – 22.49% EBIT growth percentage for fiscal 2008 (($4,150,000 – 3,450,000)/3,450,000)= 20.29%.  The $4,150,000 is comprised of the $4,400,000 of EBIT achieved in 2008 less the add back of $250,000 for 2007 and the $3,450,000 is comprised of the $3,200,000 of EBIT achieved in 2007 plus the add back of $250,000 from the 2008 EBIT amount to meet the minimum 15% requirement for 2007. The Employee would earn a total 18,500 shares of common stock (8,000 shares relating to 2007 and 10,500 shares relating to 2008);

Except as hereinabove set forth, the terms and provisions of the aforementioned Employment Agreement executed by and between the parties shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused the Amendment to the Employment Agreement dated November 11, 2005 to be executed on March 30, 2009.

EMPLOYEE:

By:	/s/ Jack Rhian
Jack Rhian

COMPANY: AMERICAN MEDICAL ALERT CORP

By:	/s/ Richard Rallo
Richard Rallo